UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 2, 2007
Imation Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14310	41-1838504

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 IMATION WAY
OAKDALE, MINNESOTA		55128

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(651) 704-4000

None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Scott J. Robinson, age 40, was appointed Corporate Controller and Chief Accounting Officer of Imation Corp. (the Company) on August 2, 2007. Mr. Robinson will serve as the Company’s principal accounting officer, replacing Peter A. Koehn who previously held the position of Vice President and Corporate Controller and has now been appointed Vice President, Operations of the Company, focusing on supply chain and sourcing. Mr. Robinson joined the Company in March 2004 as Chief Accountant. From June 1999 to March 2004, he was at Deluxe Corporation, a provider of various personalized printed products, promotional products, and merchandising materials, holding the position of Assistant Corporate Controller from August 2002 to June 2004 and Director of Internal Audit from June 1999 to August 2002. He spent from 1988 to June 1999 at PricewaterhouseCoopers LLP, where he earned his CPA and worked in their Minneapolis, New York and Düsseldorf, Germany offices. Mr. Robinson holds a BS degree in Accounting.
In connection with the foregoing changes in Mr. Robinson’s responsibilities, the Compensation Committee of the Company’s Board of Directors, approved the following changes to Mr. Robinson’s compensation, retroactive to June 1, 2007: base salary of $185,000 and a 35% target bonus under the Company’s 2007 Annual Bonus Plan. As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 12, 2007, the payout of bonuses under the 2007 Annual Bonus Plan will be derived through achievement of certain levels of Board approved performance versus targets for revenue attainment, operating income and free cash flow. Other than as described herein, there are no arrangements or understandings between Mr. Robinson and any other persons pursuant to which Mr. Robinson was selected as Corporate Controller and Chief Accounting Officer of the Company. Mr. Robinson does not have a direct or indirect material interest in any currently proposed transaction to which the Company is to be a party in which the amount involved exceeds $120,000, nor has Mr. Robinson had a direct or indirect material interest in any such transaction since the beginning of the Company’s last fiscal year.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Imation Corp. (REGISTRANT)
Date: August 8, 2007	By:	/s/ Paul R. Zeller
Paul R. Zeller
Vice President and Chief Financial Officer